For Immediate Release

The McGraw-Hill Companies Reports
18.2% increase in 1Q eps

$0.39 diluted earnings per share in 1Q 2011

1Q 2011 Highlights:

•	McGraw-Hill Financial: 16.2% revenue growth and margin expansion

•	Standard & Poor’s: Record global high-yield corporate bond issuance key to 10.4% revenue growth

•	McGraw-Hill Education: Double-digit increases in digital products despite revenue decline in seasonally slow quarter

•	Information & Media: Upswing in global energy and automotive markets and growth in margin

•	3.3 million shares repurchased for $124 million at an average price of $37.44

New York, N.Y., April 26, 2011 — The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share of $0.39 for the first quarter of 2011, an 18.2% increase compared to $0.33 reported for the same period in 2010.  Net income for the period increased 16.2% to $120.0 million; revenue grew by 7.7% in the first quarter to $1.3 billion.

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“A promising year is off to a solid start,” said Harold McGraw III, Chairman, President and Chief Executive Officer of The McGraw-Hill Companies.  “We have started to realize the value of our newest segment, McGraw-Hill Financial, which produced strong growth and margin expansion in the first quarter.  Significantly, we were able to achieve a solid increase in first quarter earnings while making investments to build on our growing digital presence in education and position Standard & Poor’s for stronger profit growth for the balance of the year.”

McGraw-Hill Financial:  Revenue for this new segment grew by 16.2% to $324.0 million and operating profit increased by 35.3% to $96.3 million in the first quarter compared to the same period last year.  Excluding TheMarkets.com, which was acquired in September 2010, revenue grew by 11.9%.

Revenue grew at a double-digit rate in both domestic and international markets as solid performances in the newly organized business groups — Integrated Desktop Solutions, Benchmarks, and Enterprise Solutions — substantially offset softness in Research and Analytics.  International revenues increased by 14.7% to $93.1 million and represented 28.8% of sales.  Subscriptions, which accounted for $240.2 million, or 74.2% of the segment’s first quarter revenue, produced 16.3% year-over-year growth.

Subscriber demand for data and content and the acquisition of TheMarkets.com helped drive growth at the Integrated Desktop Solutions group.  Capital IQ again added to its client base, ending the first quarter with more than 3,600, a 23% year-over-year gain.  Continued enhancements to the Capital IQ international database and improved navigation capabilities contributed to the first quarter increase.  The Global Credit Portal benefitted from growing worldwide demand for S&P ratings information.

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An increase in the number of exchange-traded funds (ETFs) based on S&P indices and double-digit growth in assets under management helped produce a solid gain for the Benchmark group.  Assets under management in ETFs linked to S&P indices grew by 27% to $323 billion at the end of the first quarter.  Thirty-two new ETFs based on S&P indices were launched in the first quarter, bringing the total currently trading on S&P indices to 333.  The average daily volume of contracts for major exchange-traded derivatives based on S&P indices increased 6.5% in the first quarter to 3,454,000.  The Benchmark group is paid a royalty each time a contract is traded.

The Enterprise Solutions group, created to integrate and streamline the delivery of McGraw-Hill Financial, S&P, and third-party data and information to financial markets, benefited from the growth of Global Data Solutions and CUSIP.  New subscribers and expansion at existing accounts contributed to the increase at the Enterprise Solutions group.

Softness in legacy products and a fall off in the international research business led to a decline at the Research and Analytics Group.

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Standard & Poor’s:  Revenue for this segment grew by 10.4% to $442.9 million in the first quarter compared to the same period last year. Operating profit, which increased by 0.8% to $190.4 million, was negatively impacted by the timing of infrastructure and regulatory investments, staff increases led by India, which included the acquisition of Pipal Research last December, and softness in the U.S. structured finance market.  Foreign exchange rates reduced operating profit by $6.1 million in the first quarter.

The search for yield, increased investor appetite for risk, the U.S. Federal Reserve’s second round of quantitative easing known as QE2, tightening spreads, and continued growth in refinancing fueled strong new issuance in the first quarter of 2011.

Record new issue dollar volume of $124.4 billion worldwide in high-yield corporate bonds, solid gains in the U.S. investment-grade corporate market, and a surge in bank loan ratings helped produce a 17.2% increase to $176.3 million in Standard & Poor’s transaction revenue in the first quarter despite a 52.2% decline in public finance issuance.  Transaction revenue accounted for 39.8% of Standard & Poor’s first quarter revenue in 2011 versus 37.5% for the same period last year.

Non-transaction revenue, which includes annual contracts, surveillance fees and a royalty from McGraw-Hill Financial for the right to use and distribute S&P content, grew by 6.3% to $266.6 million in the first quarter compared to the same period last year.  Royalty revenue in the first quarter of 2011 was $15.2 million compared to $13.2 million for the same period in 2010.  Non-transaction revenue also increased at CRISIL, S&P’s majority-owned company in India, and in non-issue based analytical services, which helped offset a decline in structured finance surveillance due to defaults and maturing deals.  Non-transaction revenue represented 60.2% of total Standard & Poor’s revenue in the first quarter of 2011 compared to 62.5% for the same period last year.

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In the domestic market, Standard & Poor’s revenue increased by 12.3% to $238.7 million, or 53.9% of the first quarter total.  International revenue, benefiting from record first quarter high-yield issuance in Europe, and strong corporate issuance in Asia-Pacific, grew by 8.2% to $204.2 million.

Education:  Revenue for this segment decreased by 4.6% to $302.7 million in the first quarter of 2011 compared to the same period last year.  The operating loss increased by 22.2% to $75.5 million, reflecting the decline in revenue and ramped up investments for digital infrastructure and product development.  Foreign exchange rates added $2.6 million to the operating loss for the first quarter.

The McGraw-Hill School Education Group’s revenue declined by 4.8% to $106.2 million in the first quarter.

In the elementary-high school market, residual orders account for most of the sales in adoption states in the first quarter, although several districts in California purchased new K–5 reading programs.  As a result, sales in adoption states increased in the first quarter, but were offset by a drop in the open territory which had benefited in 2010 from large orders in Maryland, Illinois, and New Jersey.

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In testing, growth in the formative market was offset by a decline in custom and shelf products.  Acuity, a leader in the formative assessment market, benefited from the addition of new customers.

The McGraw-Hill Higher Education, Professional and International Group’s revenue was down by 4.5% to $196.5 million in the first quarter.  In this Group, sales of digital products and services were the bright spot, growing at a double-digit rate in a seasonally slow period.

The continued success of McGraw-Hill Connect, the industry’s most advanced homework management system, and other interactive study, assessment and tutoring products helped to produce a modest gain in the U.S. college and university market.

In professional publishing, double-digit growth for digital products and services were offset by lackluster results in the traditional retail channel.

The best-selling e-books from professional publishing during the first quarter of 2011 were:
•	Educational Testing Service, The Official Guide to the TOEFL
•	Fabozzi, The Handbook of Fixed Income Securities

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•	Patterson, Grenny, McMillan, Switzler, Crucial Conversations
•	McPhee, Papadakis, Rabow, Current Medical Diagnosis and Treatment 2011, 50th Edition
•	Lowndes, How to Talk to Anyone, 2nd Edition

Revenue declined in international markets primarily as a result of shortfalls in the Middle East and Africa that were related to unsettled conditions in key countries within the region in the first quarter.

Information & Media:  Revenue for this segment increased by 10.3% to $227.5 million and operating profit grew by 34.5% to $37.4 million in the first quarter compared to the same period last year.  Foreign exchange rates unfavorably affected operating profit by $1.1 million in the first quarter.

The Business-to-Business Group’s revenue increased by 10.3% to $206.9 million in the first quarter.  The Business-to-Business Group brands include Aviation Week, J.D. Power and Associates, McGraw-Hill Construction, and Platts.

Strong demand for Platts’ proprietary content in volatile global energy markets and an upswing in both automotive and non-automotive markets for J.D. Power’s syndicated studies, tracking and consulting services offset softness in construction and aviation.  Also contributing to revenue growth was the acquisition of BENTEK Energy by Platts on January 3, 2011.

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The Broadcasting Group’s revenue grew by 10.2% to $20.6 million in the first quarter compared to the same period last year.  Growth in automotive and service time sales and an increase in retransmission revenue offset the anticipated decline in political advertising in a non-election year.

Corporate expense:  Benefiting from a reduction in real estate costs and tight expense controls, corporate expense declined by 4.2% in the first quarter to $34.2 million.

Balance sheet:  Cash and short-term investments at the end of the first quarter was approximately $1.3 billion, a $250 million decline from December 31, 2010.  Acquisitions and share repurchases were primarily responsible for the decline.  In the first quarter, the corporation repurchased 3.3 million shares for $123.6 million, at an average price of $37.44.

The outlook: “We are pleased with our solid start to the year,” said Mr. McGraw, “but keep in mind that the first quarter is seasonally small.  We continue to maintain our guidance of diluted earnings per share of $2.79 to $2.89 for the year.”

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted revenue is a non-GAAP financial measure contained in this earnings release that is derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Our non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibit 7.

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Conference Call/Webcast Details: The Corporation’s senior management will review the first quarter earnings results on a conference call scheduled for this morning, April 26, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?p=irol-eventDetails&c=96562&eventID=3955085. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 26, 2011. Domestic participants may call (800) 518-0083; international participants may call +1 (402) 220-9088 (long distance charges will apply). No passcode is required.

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The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

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About The McGraw-Hill Companies:  Founded in 1888, The McGraw-Hill Companies is a leading global financial information and education company that helps professionals and students succeed in the Knowledge Economy.  Leading brands include Standard & Poor’s, McGraw-Hill Education, Platts energy information services and J.D. Power and Associates.  The Corporation has approximately 21,000 employees with more than 280 offices in 40 countries.  Sales in 2010 were $6.2 billion.  Additional information is available at http://www.mcgraw-hill.com.

Investor Relations: http://www.mcgraw-hill.com/investor_relations
Get news direct from McGraw-Hill via RSS:
http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=newsRSS
Release issued: April 26, 2011
* * *

Contacts for The McGraw-Hill Companies:
Investor Relations:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 512-3151 (office)
jason_feuchtwanger@mcgraw-hill.com

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The McGraw-Hill Companies
Consolidated Statements of Income
Three months ended March 31, 2011 and 2010

(dollars in millions, except per share data)

(unaudited)	2011	2010	% Change

Revenue	$1,281.9	$1,190.4	7.7%

Expenses	1,067.5	1,000.1	6.7%

Income from operations	214.4	190.3	12.7%

Interest expense, net	19.1	22.1	(13.6)%

Income before taxes on income	195.3	168.2	16.1%

Provision for taxes on income	71.1	61.2	16.2%

Net income	124.2	107.0	16.1%

Less: net income attributable to noncontrolling interests	(4.2)	(3.7)	(13.5)%

Net income attributable to The McGraw-Hill Companies, Inc.	$120.0	$103.3	16.2%

Earnings per common share:
Basic	$0.39	$0.33	18.2%
Diluted	$0.39	$0.33	18.2%

Dividend per common share	$0.250	$0.235	6.4%

Average number of common shares outstanding:
Basic	305.2	313.4
Diluted	309.6	316.3

Exhibit 1

The McGraw-Hill Companies
Condensed Consolidated Balance Sheets
March 31, 2011 and December 31, 2010

(dollars in millions)

	March 31,	December 31,
(unaudited)	2011	2010

Assets:
Cash and equivalents	$1,269.6	$1,525.6
Other current assets	1,654.4	1,769.0
Total current assets	2,924.0	3,294.6
Prepublication costs, net	371.3	365.0
Property and equipment, net	536.6	548.8
Goodwill and other intangible assets, net	2,666.5	2,550.8
Other non-current assets	291.3	287.4
Total assets	$6,789.7	$7,046.6

Liabilities and Equity:
Unearned revenue	$1,223.9	$1,205.7
Other current liabilities	1,156.1	1,475.2
Long-term debt	1,198.0	1,198.0
Pension, other postretirement benefits and other non-current liabilities	896.0	876.3
Total liabilities	4,474.0	4,755.2
Total equity	2,315.7	2,291.4
Total liabilities and equity	$6,789.7	$7,046.6

Exhibit 2

The McGraw-Hill Companies
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2011 and 2010

(dollars in millions)

(unaudited)	2011	2010

Operating Activities:
Net income	$124.2	$107.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation (including amortization of technology projects)	32.2	30.4
Amortization of intangibles	14.8	10.0
Amortization of prepublication costs	22.9	25.8
Stock-based compensation	18.1	8.3
Other	14.7	0.7
Net changes in operating assets and liabilities	(177.6)	(75.8)
Cash provided by operating activities	49.3	106.4
Investing Activities:
Investment in prepublication costs	(28.1)	(29.9)
Capital expenditures	(18.4)	(11.7)
Acquisitions, net of cash acquired	(126.2)	-
Other	(6.3)	4.6
Cash used for investing activities	(179.0)	(37.0)
Financing Activities:
Dividends paid to shareholders	(76.7)	(74.1)
Dividends paid to noncontrolling interests	(0.2)	(3.5)
Repurchase of treasury shares	(123.6)	-
Exercise of stock options and other	49.6	23.3
Cash used for financing activities	(150.9)	(54.3)
Effect of exchange rate changes on cash	24.6	(15.6)
Net change in cash and equivalents	(256.0)	(0.5)
Cash and equivalents at beginning of period	1,525.6	1,209.9
Cash and equivalents at end of period	$1,269.6	$1,209.4

Exhibit 3

The McGraw-Hill Companies
Operating Results by Segment
Three months ended March 31, 2011 and 2010

(dollars in millions)

(unaudited)

	Revenue
	2011	2010	% Change

Standard & Poor's	$442.9	$401.3	10.4%
McGraw-Hill Financial	324.0	278.8	16.2%
McGraw-Hill Education	302.7	317.3	(4.6)%
McGraw-Hill Information & Media	227.5	206.2	10.3%
Intersegment Elimination	(15.2)	(13.2)	(15.2)%
Total revenue	$1,281.9	$1,190.4	7.7%

	Segment Expenses
	2011	2010	% Change

Standard & Poor's	$252.5	$212.5	18.8%
McGraw-Hill Financial	227.7	207.6	9.7%
McGraw-Hill Education	378.2	379.1	(0.2)%
McGraw-Hill Information & Media	190.1	178.4	6.6%
Intersegment Elimination	(15.2)	(13.2)	(15.2)%
Total segment expenses	$1,033.3	$964.4	7.1%

	Operating Profit (Loss)
	2011	2010	% Change

Standard & Poor's	$190.4	$188.8	0.8%
McGraw-Hill Financial	96.3	71.2	35.3%
McGraw-Hill Education	(75.5)	(61.8)	(22.2)%
McGraw-Hill Information & Media	37.4	27.8	34.5%
Total operating segments	248.6	226.0	10.0%
General corporate expense	(34.2)	(35.7)	4.2%
Total operating profit *	$214.4	$190.3	12.7%

*   Income from operations

Exhibit 4

The McGraw-Hill Companies
Standard & Poor's
Three months ended March 31, 2011 and 2010

(dollars in millions)

Transaction vs. Non-Transaction Revenue

(unaudited)
	2011	2010	% Change
Transaction revenue (a)	$176.3	$150.4	17.2%
Non-transaction revenue (b) (c)	266.6	250.9	6.3%
Total Standard & Poor's	$442.9	$401.3	10.4%

(a)	Revenue related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates
(b)	Revenue primarily related to annual fees for frequent issuer programs and surveillance
(c)	Includes intersegment royalty revenue from McGraw-Hill Financial of $15.2 million and $13.2 million for the three months ended March 31, 2011 and 2010, respectively

Domestic vs. International Revenue

(unaudited)
	2011	2010	% Change
Domestic revenue	$238.7	$212.6	12.3%
International revenue	204.2	188.7	8.2%
Total Standard & Poor's	$442.9	$401.3	10.4%

Exhibit 5

The McGraw-Hill Companies
McGraw-Hill Financial
Three months ended March 31, 2011 and 2010

(dollars in millions)

Subscription vs. Non-Subscription Revenue

(unaudited)
	2011	2010	% Change
Subscription revenue (a)	$240.2	$206.6	16.3%
Non-subscription revenue (b)	83.8	72.2	16.1%
Total McGraw-Hill Financial	$324.0	$278.8	16.2%

(a)	Revenue related to credit ratings-related information products, Capital IQ platform, investment research products and other data subscriptions
(b)	Revenue related to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services

Domestic vs. International Revenue

(unaudited)
	2011	2010	% Change
Domestic revenue	$230.9	$197.6	16.9%
International revenue	93.1	81.2	14.7%
Total McGraw-Hill Financial	$324.0	$278.8	16.2%

Exhibit 6

The McGraw-Hill Companies
Non-GAAP Financial Information
Three months ended March 31, 2011 and 2010

(dollars in millions)

Computation of Free Cash Flow:

(unaudited)
	2011	2010
Cash provided by operating activities	$49.3	$106.4
Investment in prepublication costs	(28.1)	(29.9)
Capital expenditures	(18.4)	(11.7)
Cash flow before dividends	2.8	64.8
Dividends paid to shareholders	(76.7)	(74.1)
Dividends paid to noncontrolling interests	(0.2)	(3.5)
Free cash flow	$(74.1)	$(12.8)

Computation of Net Cash:

(unaudited)
	March 31,	December 31,	March 31,
	2011	2010	2010
Cash and equivalents	$1,269.6	$1,525.6	$1,209.4
Short-term investments	28.5	22.2	25.1
Less: long-term debt and notes payable	1,198.3	1,198.3	1,197.8
Net cash	$99.8	$349.5	$36.7

Computation of McGraw-Hill Financial Revenue Adjusted for TheMarkets.com:

(unaudited)
	2011	2010	% Change
Revenue:
McGraw-Hill Financial	$324.0	$278.8	16.2%
Excluding TheMarkets.com	(12.1)	-
	$311.9	$278.8	11.9%
Subscription Revenue:
McGraw-Hill Financial	$240.2	$206.6	16.3%
Excluding TheMarkets.com	(12.1)	-
	$228.1	$206.6	10.4%

Exhibit 7